EXHIBIT 10.2


                                                      July 18, 2000



Mr. Paul Rudovsky
Executive Vice President
Atlantis Plastics, Inc.
1870 The Exchange, Suite 200
Atlanta, Georgia  30339

Re:     Separation from Atlantis Plastics, Inc.

Dear Paul:

         You and Atlantis Plastics, Inc. (the "Company") have mutually agreed that you will retire as an officer and director of Atlantis and all of its subsidiaries effective September 1, 2000 (the "Separation Date"). In that regard, this letter confirms our agreement with you regarding the matters set forth below.

Change of Control Agreement

         Reference is made to that certain Agreement dated August 2, 1999 between you and the Company (the "Change of Control Agreement"). The Change of Control Agreement is hereby terminated and of no further force or effect without the need for any further action by either party.

Employment Agreement

         Reference is made to that certain Employment Agreement dated as of March 6, 1995 between you and the Company, as amended by that certain Amendment to Employment Agreement dated April 8, 1996, as further amended by that certain Amendment to Employment Agreement dated February 14, 1997, as amended by that certain Third Amendment to Employment Agreement dated August 2, 1999 (as amended, the "Employment Agreement"). You and the Company agree that the Employment Agreement will continue in full force and effect from the date hereof and will terminate on the Separation Date, unless sooner terminated in accordance with the terms and conditions thereof. The parties hereby confirm that: (i) the provisions of Sections 6 and 7 of the Employment Agreement will survive termination of the Employment Agreement; (ii) you shall not receive any incentive compensation for the Company's 2000 fiscal year; (iii) you shall receive all benefits normally provided to an executive through the Separation Date and (iv) the Company is not terminating you (either for Cause,


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Mr. Paul Rudovsky
July 18, 2000
page 2


without Cause, on the basis of any disability or for any other reason) and you shall not be entitled to severance payments pursuant to Section 5.4 of the Employment Agreement.

Additional Benefits

         You and the Company agree as follows, provided that you do not voluntarily cease to serve in your current capacity as Executive Vice President and Chief Financial Officer of the Company from the date hereof through the Separation Date:

         Commuting Expenses. The Company will reimburse you, upon the receipt of proper substantiation, up to $10,000 for expenses incurred paid by you from June 23, 2000 through the Separation Date in connection with your travel to and from your home in Pinehurst, NC, lodging in Atlanta, and related expenses.

         Health Insurance. The Company will pay your medical insurance premiums, in an aggregate amount not to exceed $10,000, during the 18-month period following the Separation Date.

Stock Options

         You and the Company acknowledge and agree that on the date hereof, you hold options to purchase 172,000 shares of the Company's Class A Common Stock, par value $0.01 per share, of which 122,600 are vested. You and the Company agree that the 49,400 unvested options will be canceled and terminated without being exercised effective as of the Separation Date. You and the Company agree that the 122,600 vested options are and will be exercisable from the date hereof to and including the one year anniversary of the Separation Date, whereupon any such options that have not been exercised will be canceled and terminated. Appropriate amendments to each of the stock option agreements will be signed by you and the Company forthwith.

Assistance with Search for Replacement CFO and Transition

         You agree to provide the Company reasonable assistance in identifying and hiring an executive officer to replace you as Chief Financial Officer of the Company from the date hereof through the Separation Date.

Consulting Services

         You agree that, if (i) so requested by the Company during any or all of the 24-month period following the Separation Date, and (ii) you and the Company mutually agree on the time, duration, and other details of a consulting assignment, you will offer your consulting services, as an independent contractor, to the Company for a daily rate of $2,000 per day plus reasonable travel and other expenses, unless you and the Company negotiate a project-based fee.


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Mr. Paul Rudovsky
July 18, 2000
page 3


         The Company represents that the above agreement has been duly authorized by all requisite action of the Company's Board of Directors (or Committees of the Company's Board of Directors).

         If the foregoing accurately reflects our agreement, kindly sign the duplicate copy of this letter agreement enclosed herewith and return it to me.


                                                 Sincerely,



                                                 Earl W. Powell
                                                 Chairman of the Board



                                                 ACCEPTED AND AGREED:



                                                 --------------------------
                                                 Paul Rudovsky